UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 12, 2004

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Iowa	001-06403	42-0802678
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 152
Forest City, Iowa 50436
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 641-585-3535

ITEM 5.    OTHER EVENTS

        Hanson Capital Partners, LLC (“HCP”) has advised Winnebago Industries, Inc. (the “Company”) that HCP entered into a written plan on February 12, 2004, pursuant to SEC Rule 10b5-1(c) relating to future sales of the Company’s common stock. As of February 12, 2004, HCP was the beneficial owner of 2,262,006 shares of the Company’s common stock (or approximately 13% of currently outstanding shares). HCP’s trading plan calls for daily sales of the Company’s common stock in amounts dependent upon the prevailing market price. HCP intends to sell up to 1,250,000 shares of the Company’s common stock under the trading plan. The maximum number of shares of the Company’s common stock that may be sold under the trading plan will be adjusted automatically on a proportionate basis to take into account a 2 for 1 split of the Company’s stock effective March 5, 2004. The trading plan terminates on July 31, 2004, unless terminated earlier in accordance with its terms.

        HCP is a Delaware limited liability company whose members are the Luise V. Hanson Qualified Terminable Interest Property Marital Deduction Trust (the “QTIP Trust”), which has a 34.9% membership interest in HCP, the Luise V. Hanson Revocable Trust, dated September 22, 1984 (the “Revocable Trust”), which has a 64.4% membership interest in HCP, the John V. Hanson Family Trust, which has a .2% membership interest in HCP, the Paul D. Hanson Family Trust, which has a .2% membership interest in HCP and the Mary Joan Boman Family Trust, which has a .2% membership interest in HCP. John V. Hanson, a director of the Company, Mary Joan Boman, the wife of Gerald E. Boman, a director of the Company, Paul D. Hanson and Bessemer Trust Company, N.A. act as co-trustees under the QTIP Trust and the Revocable Trust.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

        The following exhibit, a press release issued on February 12, 2004 to report HCP’s execution of a SEC Rule 10b5-1 trading plan, is included herein:

        Ex. 99.1          Press Release

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2004.	By: /s/ Bruce D. Hertzke
Name: Bruce D. Hertzke Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Winnebago Industries, Inc. dated February 12, 2004.